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EXHIBIT 10(x)

CARL HUNKING CONSULTING AGREEMENT


                             CONSULTING AGREEMENT
INTRODUCTION

This Consulting Agreement made and entered into by and between U.S. West Homes, Inc. a Nevada Corporation, hereinafter "U.S. West" whose address is 410 Broadway, Laguna Beach, CA 92651 AND LAS BRISAS DE LA MAR INC, a Nevada corporation and Brisas de la Mar, a Nevada corporation, as the personal service company of Carl Hunking {"Consultant"), whose address is 3752 Lone Mesa Drive, Las Vegas, NV 89147.

WHEREAS, U.S. West owns promissory notes which are due from Senior Care International, S.A. de C.V., a Mexican corporation, hereinafter referred to as "SCI", that owns contracts for deed for two development projects in the State of Baja California more fully described as:

1. A partially completed shopping center known as Plaza Rosarito together with 9 acres of ocean front undeveloped land which was formerly a polo field and hacienda;
2. Approximately 650 acres of raw land located in an area commonly known as the Hills of Bajamar and adjacent to the Bajamar Golf and Country Club; and

WHEREAS, U.S. West requires the services of Consultant to provide on-going consulting Services during the development phase of these properties; and

WHEREAS, this agreement will define the responsibilities of the Consultant in and to the performance of the aforementioned project.

IT IS THEREFORE AGREED:

Consultant shall furnish such skill, knowledge and experience as may be required to perform the business efficiently and expeditiously, to advise and be responsible to supervise the construction of Plaza Rosarito, development of the ocean front site, arrangement for all necessary architectural, engineering and other entitlements which may be necessary to record planned urban development plans for the Hills of Bajamar, to arrange for site improvements and to coordinate the sales of lots on the Hills of Bajamar.

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On each of the anticipated projects, Consultant shall be responsible for the following: (7) Selection of the design team and approval of all floor plans; (8) Soliciting bids from general contractors; (9) Review and approval AND MANAGEMENT of the construction budget; (10) Pricing of the units and marketing necessary to attract the requisite numbers of buyers; (11) Arranging for required appraisals of land and properties; (12) Interfacing with tenants and condominium owners at Portal Del Mar; (13) Soliciting and arranging for a joint venture with a time share developer on Plaza Resorts; (14) Evaluation of the floor plans and coordination of the design team to ensure accurate drawings; (15) Distribution of the plans to the various subtrades for the purpose of securing pricing; (16) Finalizing the construction budget; (17) Furnishing all construction management, contract administration, subcontractor coordination, on site supervision, equipment, material, and labor necessary to construct and complete the projects in a good workmanlike and substantial manner.

The Company agrees to pay Consultant a fee for the services (the "Initial Fee") by way of the issuance by the Company of Seven Million (7,000,000) shares of the Company's common stock (the "Fee Shares"). As additional work is done, from time to time, the Company agrees to pay the consultant fees based upon the degree of completion of work as more particularly set forth in the Joint Venture Agreement between the Company and Las Brisas de la Rivera dated February 24, 2003.

No later than ten (10) days following the date hereof as to the Fee Shares the Company will cause such shares to be registered with the Securities and Exchange Commission under a Form S-8 or other applicable registration statement, and it shall cause such registration statement to be remain effective at all times while Advisor holds such shares. At Consultant's election, such shares may be issued prior to registration in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the "'33 Act"), Regulation D of the '33 Act, and applicable state securities laws. Such issuance or reservation of shares shall be in reliance on representations and warranties of Advisor set forth herein. Failing to register such shares, or maintain the effectiveness of the applicable registration statement, the Company shall satisfy any Compensation in cash within ten (10) days of receipt of Advisor's statement setting out the amount of compensation then due and payable.

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The contract time shall be measured from the date of commencement as fixed in the notice issued by the owner. The Consultant shall achieve Substantial Completion of the entire work on a timely basis from the date of commencement and in accordance with a detailed construction and production schedule which may be attached to this agreement as an exhibit or as determined in writing by the parties and attached hereto as a Modification and/or Addendum.

INDEPENDENT INVESTIGATION: Consultant has made in independent investigation of each of the job sites, and the soil conditions under the job site, and all other conditions that might affect the progress of the work, and has satisfied itself as to those conditions. And information that owner may have furnished to contractor about the job site, underground conditions or other job conditions is for contractors convenience only, and owner does not warrant that the conditions are as thus indicated. Contractor has satisfied itself by its own investigation as to all job conditions, including underground conditions, and has not relied on information furnished by owner. Contractor shall receive equitable adjustments to the contract amount for unforeseeable or unanticipated site conditions.

TIME IS OF ESSENCE BEFORE PROGRESS OF WORK: Time is of the essence of this agreement. If Consultant is unable to supply a general contractor who can in turn, supply sufficient men, material, supplies, and equipment to achieve scheduled completion, the SCI shall give written notice to LAS BRISAS, which notice shall require that Consultant immediately make arrangements for the general contractor of the sub-contractor as the case may be, to supply sufficient men, supplies, materials, and equipment to diligently prosecute of the work within 48 hours after such notice is delivered, SCI may eject the contractor from the job, take over all supplies, equipment, and material of the contractor on the job site, and either obtain another contractor to finish the project or finish the project with its own forces. In such event, the contractor shall be liable to the owner for damages, including but not limited to the full cost of completing the project.

FORM; CONFLICT BETWEEN CONTRACT DOCUMENTS: If there is any conflict between contract documents as to materials, equipment, or work to be performed or furnished, the contractor will bring the conflict to the attention of the owner and a mutual resolution will be negotiated.

NOTICES: Any notice required or permitted under this contract may be given by ordinary mail at the address contained in this contained in this contract, and such address may be changed by written notice given by one party to the other from time to time. Notice shall be deemed received one (1) day after deposited in the mail, postage prepaid.

ACTS REQUIRING MUTUAL CONSENT: No party shall without the written consent of the other members, assign, mortgage, grant a security interest in, or sell its share in the Corporation or in its capital assets or property, or enter into any agreement, as a result of which any person shall become interested with it in the corporation; or do any act detrimental to the best interests of the corporation, or which would make it impossible to carry on the ordinary business.

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CONDUCT OF OTHER BUSINESS: Consultant shall be free to carry on his respective businesses independent of the others and no party shall have any right in or claim against the business of the others on any contract other than the aforementioned development.

DISPUTES: In the event of any dispute between the owner and the contractor as to the work to be done, under this contract, the payments to be made, or the manner of accomplishment of the work, the contractor shall nevertheless proceed to perform the work as directed by the owner pending settlement of the dispute, as long as the owner continues to make progress payments. The contractor would be required to he ahead and finish the job and file suit or demand arbitration to resolve the dispute.

ARBITRATION: Any controversy arising out of relating to the performance or interpretation of their contract or any subcontract or sub-subcontract is subject to arbitration. Owner, contractor, and all subcontractors, sub-subcontractors, material suppliers, and other parties concerned with the construction of the project are bound, each to the other, by this arbitration clause, provided the party has signed this contact or has signed a document that refers to or incorporates this contract by reference, or signs any other agreement to be bound by this arbitration clause.

On the demand of the arbitrator or any party to the arbitration initiated under the arbitration provisions of this contract, owner, subcontractor, sub-subcontractor, or any other party bound by this arbitration provision agrees to join in, become a party to, and be bound by such arbitration proceedings.

Arbitration shall be conducted in accordance with Construction Industry Rules of the American Arbitration Association that are in effect at the time of the arbitration, and judgment may be entered on the award. Evidence presented at the arbitration shall admitted or denied be subject to the California Evidence Code.

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If any party refuses or neglects to appear at or to participate in arbitration proceedings after reasonable notice, the arbitrator is empowered to decide the controversy in accordance with whatever evidence is presented by the party or parties who do participate. The arbitrator may award any remedy that is just and equitable in the opinion of the arbitrator. The arbitrator will award to the prevailing party or parties such sums as are proper to compensate for the time, expense and trouble of arbitration, including arbitration fees and attorney fees, not to exceed ten thousand dollars ($10,000.00). The arbitrator will remain jurisdiction of a controversy even if a party or parties to the dispute will not or cannot be joined in the arbitration proceedings.

ATTORNEY'S FEES: If the parties become involved in litigation or arbitration arising out of this contract or the performance thereof, the court or arbitrator shall award reasonable costs and expense, including attorney's fees, to the prevailing party, not to exceed ten thousand dollars ($10,000.00).

FULLY INTEGRATED AGREEMENT: The terms and provisions of this Contract and all of the attachments, schedules and exhibits hereto constitute the entire and fully integrated agreement between the parties. It supersedes all previous communications, representations, agreements, proposals, terms and negotiations either written or oral, between the parties relating to the subject matter hereof. Any changes, additions, deletions, amendments or addenda to or modifications or corrections of this Contract (including all attachments, schedules and exhibits hereto) or any other agreement between the parties shall be null and void unless the same be in writing and signed by both Contractor and Subcontractor.

GOVERNING LAW: This agreement shall be construed in accordance with, and governed by, The laws of the State of California. This paragraph does not prevent the application of the Federal Arbitration Act to any disputes that may arise under this contract.

VENUE & SITUS OF CONTRACT: The place of this agreement, its situs or forum is at all times in the state of California in which state all matters, whether sounding in contract or in tort relating to the validity, construction, interpretation and enforcement of this contract, shall be determined. Each of the parties to the Agreement hereby consents to the venue and jurisdiction of the Superior Court of the State of California in and for the County of Orange.

SEVERABILITY: If any term, provisions, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

BENEFIT: This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, their successors, trustees, assigns, heirs, administrators and legal representatives, but shall not inure to the benefit of any other person, firm or corporation.

COUNTERPARTS: This Agreement may be signed in counterparts and all signed copies shall be deemed one instrument. ALL PARTIES WARRANT THEY HAVE THE AUTHORITY TO SIGN AND ASSIGN OR ENFORCE ANY PLEDGES OR AGREEMENTS MADE BY AND BETWEEN THEM ON BEHALF OF THIRD PARTIES TO THIS AGREEMENT I.E. U.S. WEST HOMES FOR SCI UNDERWRITERS. THIS AUTHORITY THEY BELIEVE IS GRANTED TO THEM DUE TO OTHER AGREEMENTS ALREADY SIGNED WHICH ARE ATTACHMENTS TO THIS AGREEMENT.

IN WITNESS WHEREOF the parties have executed this instrument this 17th day of April, 2003, in the City of Laguna Beach , California

Las Brisas de la Mar

By: /s/ Carl Hunking
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    Carl Hunking
    President

U.S. West Homes, Inc.

By: /s/ Mervyn A. Phelan, Sr.
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    Mervyn A. Phelan, Sr.